Exhibit 23.2

[Logo or Letterhead of BK Associates, Inc.]

June 27, 2012

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, GA 30354-1989

Re:	Delta Air Lines, Inc. (the “Company”)

Nine Airbus A319-114, Seven Airbus A320-212, One Boeing 757-232,

Eight Boeing 767-332ER and Six Boeing 767-432ER Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Prospectus Supplement Summary – The Offering”, (e) “Risk Factors – Risk Factors Relating to the Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals – The Appraisals” and (g) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement expected to be dated on or about June 27, 2012, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated June 28, 2010, included in Registration Statement No. 333-167811 and relating to the offering of Delta Air Lines, Inc. Pass Through Certificates, Series 2012-1.

Sincerely,

BK ASSOCIATES, INC.

By: /s/ R.L. Britton

Name: R.L. Britton

Title: Vice President / ISTAT Senior Certified Appraiser